EXHIBIT 10.03(f)(ii)

                            PERSONAL AND CONFIDENTIAL



                                  April 4, 1997



Mr. Gary W. Singleton
78 Southport Cove
Bonita Springs, FL 34134

Dear Gary:

This is to summarize our agreement concerning the terms of your separation from Community Care of America, Inc. (the "Company"). By signing this document, you agree to the following:

1. By your execution hereof, you hereby confirm your resignation as an employee and officer of the Company and its subsidiaries, and as a director of the Company and its subsidiaries, effective as of April 4, 1997 (the "Termination Date").

2. In full satisfaction of any and all amounts now or hereafter payable to you under the Company's Supplemental Deferred Compensation Plan, the Company shall pay to you a total sum of $25,000, payable in a six (6) month promissory note at an annual interest rate of seven (7) percent. The note and any accrued interest shall become immediately due and payable in the event of the sale of the Company. It is agreed that the Company's agreement to make such payment is in cancellation of the prior promissory note of the Company to you dated September 13, 1996, in the principal amount of $125,000, and the replacement note of the Company in the same principal amount dated January 2, 1997. You agree to deliver back to the Company for cancellation both of the said promissory notes upon your execution of this Letter Agreement.

3. The Company hereby agrees to continue your benefits under the Company's health care plans, including the Exec-u-Care Plan, for a period of six months from the Termination Date.

4.   The Company agrees: (i) to pay to you a severance payment  representing six
     (6) months salary and automobile allowance in the total amount of $154,500.00, which amount shall be paid without interest, in two initial installments of $12,875.00 on April 15, 1997 and April 30, 1997 and subsequent semi-monthly installments of $6,437.50 each for ten (10) months thereafter, pursuant to a promissory note of the Company to be delivered to you upon execution hereof, and (ii) to vest you in 25 percent of your awarded options which will be repriced at at any general repricing level if the Company's options are repriced prior to or at the sale of the Company. You agree to provide reasonable consultation services to the

Mr. Gary W. Singleton                  -2-                         April 4, 1997


     Company as may be requested during this period. In the event of the sale of the Company, the remaining severance will become immediately due and payable.

5. You agree not to disclose to any person or entity any trade, technical or technological secrets, details of organization, business affairs, or other information of a proprietary or confidential nature relating to the business of or belonging to the Company, its subsidiaries or affiliates. Subject to a legal obligation or a fiduciary duty to others, you agree not to malign or make negative statements about the Company or any of its officers, directors or employees. You agree to initiate only positive statements about the Company and its officers, directors and employees, and to act generally as a goodwill ambassador for the Company.

6. With the exception of the above obligations of the Company, you, for yourself, your heirs and assigns, do hereby waive, relinquish, release, acquit and forever discharge the Company, its subsidiaries, affiliates, shareholders, directors, officers and employees of and from any and all claims or rights that you may have or ever had against any of them, whether arising in respect of your employment, termination, compensation, benefits, or otherwise, including, without limitation, any claims arising under any employment agreement or under the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, or any similar federal or state laws, rules, or regulations.

7. You agree that you will continue to be bound by all of the covenants and restrictions set forth in Article V of your Employment Agreement, dated April 19, 1996, with the Company (the "Employment Agreement". Except for the said Article V and except for Article VII of the Employment Agreement, the provisions of which shall also be applicable to this Letter Agreement, all remaining terms and provisions of the Employment Agreement are hereby terminated effective as of the Termination Date. For purposes of the notices provision of Article VII of the Employment Agreement (and for any notices hereunder), your address is as follows until we are notified otherwise pursuant to said Article VII:

                        78 Southport Cove
                        Bonita Springs, FL 34134

8. In the event that you materially violate any of the covenants contained in this Letter Agreement, the Company may, at its election, forthwith cease providing you with any of the payments under this Letter Agreement. In addition, you acknowledge and agree that the amount of damages in the event of your breach of this Letter Agreement will be difficult, if not impossible, to ascertain. You therefore agree that the Company, in addition to, and without limiting any other remedy or right it may have, shall have the right to an injunction enjoining any breach of the covenants made by you in this Letter Agreement.

9. We have advised you of your right to consult an attorney. If you do not choose to consult an attorney before execution of this Letter Agreement, you have knowingly waived that right.

Mr. Gary W. Singleton                 -3-                         April 4, 1997


10. You acknowledge that you have read this Letter Agreement, understand its contents, and have been given a period of 21 days to review and consider this agreement, ask questions and have problems resolved.

11.  You  acknowledge   that  you  are  entering  into  this  Letter   Agreement
     voluntarily and not as a result of any pressure, coercion or duress.

12. For a period of seven (7) days following your execution of this Letter Agreement, you may revoke this Letter Agreement by written notice to the Company. The Letter Agreement shall not become effective or enforceable until the seven (7) day revocation period has ended.

13.  This Letter  Agreement  sets forth the entire  agreement and  understanding
     between  us  and  shall  supersede  all  prior  agreements,   documents  or
     discussions with respect to the matters herein covered. This Letter Agreement may be amended, modified, or waived only by an instrument in writing signed by the parties hereto.

                                   Sincerely,

                                   COMMUNITY CARE OF AMERICA, INC.


                                   By: Deborah Lau
                                       ---------------

                                   Title: President & Chief Executive Officer
                                          -----------------------------------


AGREED TO AND ACCEPTED:


-------------------------------
Gary W. Singleton          Date



cc:  Personnel File